STOCK CONTROL AGREEMENT

This STOCK CONTROL AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2018 (the “Effective Date”) among Joseph Moscato, Lawrence Salvo, Stephen L. Berkman, and BH-Sanford, LLC (each a “Stockholder” and collectively the “Stockholders”) and Generex Biotechnology Corporation (the “Company”).

BACKGROUND

A.                 The Stockholders are the registered and beneficial owners of the following securities in the capital of the Company as at the Effective Date:

Stockholder	Securities
Joseph Moscato	391 shares of Series I Convertible Preferred Stock
Lawrence Salvo	399 shares of Series I Convertible Preferred Stock
Stephen L. Berkman	230,000 shares of Common Stock
BH-Sanford, LLC	3,000 shares of Series H Convertible Preferred Stock

B.                  Based on a 20 for 1 common stock dividend, the shares of common stock issuable upon conversion of the convertible preferred stock have increased by a factor of 20, and the shares of common stock held by Stephen L. Berkman have increased by a factor of 20 (the “Stock Dividend”). The Stockholders have agreed with each other, for the benefit of the Company, to reserve ninety-five percent (95%) of the increase in shares held by or issuable to them due to the stock dividend (such shares are hereinafter collectively referred to as the “Agreement Shares”) and to contribute to the Company a portion of the proceeds from any sale of the Agreement Shares during the term of this Agreement. The specific number of Agreement Shares reserved by each Stockholder is set forth in Exhibit “A” annexed to this Agreement.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Incorporation of Background. The “Background” set forth above is incorporated into the terms of this Agreement.

2.	Reserve and Restrictions on Transfer.

(a)                      During the Term (as defined below), each Stockholder agrees (i) to reserve the Agreement Shares, (ii) to permit the sale of the Agreement Shares in accordance with the terms of this Agreement, and (iii) to not sell, transfer, or assign any, or any interest in, or create or permit any encumbrance upon, any of such Stockholder’s Agreement Shares, except pursuant to this Agreement; provided that Joseph Moscato shall be entitled, in his sole discretion, to hypothecate any and all Agreement Shares of which he is the registered and beneficial owner solely as security for any personal guarantees he may grant of the repayment of any indebtedness of Company (any such Agreement Shares being hereinafter referred to as “Hypothecated Agreement Shares”).

(b)                      To the extent any Agreement Shares are not otherwise restricted on the books of the Company’s Transfer Agent, each Stockholder understands and agrees that the Company may cause the Agreement Shares to be restricted on the Transfer Agent’s books, or issue appropriate “stop transfer” instructions to its Transfer Agent, in order to administer compliance with the provisions of this Agreement. Each Stockholder authorizes the Company to place restive legends upon any physical certificate(s) evidencing ownership of the Agreement Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws; provided that the Company shall remove any and all such restrictions to the extent necessary to effectuate the hypothecation of Hypothecated Agreement Shares.

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(c)                    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Agreement Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Agreement Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Agreement Shares have been so transferred.

(d)                   Restrictions Binding on Transferees. If, notwithstanding the terms of this Agreement, any Agreement Shares are transferred other than as contemplated by this Agreement, the transferees of such Agreement Shares shall receive and hold such Agreement Shares subject to all of the provisions of this Agreement, and there shall be no further transfer of such Agreement Shares except in accordance with the terms of this Agreement.

3.       Term. The term of this Agreement (the “Term”) shall commence of the Effective Date and end on the first anniversary of the Effective Date (the “Termination Date”).

4.	Proceeds of Sale.

(a)              The Stockholders agree that the net proceeds of any sale of the Agreement Shares shall be distributed as follows:

(i)       An amount equal to the adjusted cost basis (the “ACB”) of the Agreement Shares sold shall be distributed to each Stockholder whose Agreement Shares have been sold. The ACB of the Agreement Shares for each Stockholder is set forth in Exhibit “A” annexed to this Agreement.

(ii)       An amount intended to cover each Stockholder’s US Federal, state and local income or capital gains tax on the sale of the Agreement Shares shall be distributed to each Stockholder, taking into account, in the case of federal taxes, the effect on any deduction of state and local income taxes available on such Stockholder’s federal return, assuming no limitation of such deduction under §68 of the Code. The initial combined tax rate for each Stockholder is set forth on Exhibit “A,” or, if not set forth, will be determined by the Company in good faith. Any Stockholder may change its combined tax rate by providing the Company with notice showing the calculation of the new combined tax rate, as determined by a certified public accountant engaged by the Stockholder.

(iii)       The remaining proceeds of the sale of the Agreement Shares shall be distributed to the Company as a contribution to capital by the Stockholders.

(b)             Unless the Company and the Stockholder otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants or any other certified public accounting firm agreed upon by the Company and at least three Stockholders (the “Accountants”), whose determination shall be conclusive and binding upon the Stockholders and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes. The Company and the Stockholders shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

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5.	Sale Process.

(a)              Each Stockholder hereby constitutes the Chief Executive Officer of the Company (the “Attorney”) as his, her, or its agent and attorney in fact for all matters related to the sale and transfer of Agreement Shares pursuant to this Agreement. The power and authority of the Attorney hereunder shall include the power and authority to (i) cause the conversion of any of the Company’s preferred stock held by a Stockholder in order to yield Agreement Shares and (ii) to exercise any and all voting rights attached to the Agreement Shares. In furtherance of this authority, each Stockholder will execute the Transfer Power of Attorney annexed to this Agreement as Exhibit “B” and deliver such power of attorney to, or at the direction of, the Company’s General Counsel.

(b)             The Attorney shall have the authority to offer and sell the Agreement Shares pursuant to the provisions of this Agreement on behalf of each Stockholder without the consent of any Stockholder in any particular instance provided that:

(i)       All offers and sales of Agreement Shares shall be made without general solicitation and otherwise in a manner that would satisfy the requirements of Rule 506(b) of the Securities and Exchange Commission’s (the “SEC”) Regulation D as if the Company were conducting such offers and sales. In addition, all offers and sales of Agreement Shares shall be made in compliance with (i) all other applicable federal and state securities laws and (ii) all applicable listing requirements and rules and regulations of any exchange or quotation system on which the Company’s stock is listed for trading.

(ii)       No Agreement Shares will be sold for a price less than 130% of a Stockholder’s ACB without the consent of such Stockholder.

(iii)       Each sale of Agreement Shares will include a pro-rata amount of the Agreement Shares owned by each Stockholder (not including Hypothecated Agreement Shares) unless otherwise agreed by all Stockholders. Each Stockholder’s pro-rata portion at any time shall consist of the proportion such Stockholder’s unsold Agreement Shares bears to the aggregate unsold Agreement Shares held by all Stockholders.

(c)     The Attorney shall be authorized to engage SEC registered broker-dealers to assist in the private sale of the Agreement Shares and to pay the fees of such brokers, and any other transaction fees, from the proceeds of sale of Agreement Shares to the extent the fees of the brokers and other transaction fees in the aggregate do not exceed 8% of the proceeds, before distributing amounts set forth in Section 4.

(d)    The Attorney will not cause the sale of any Agreement Shares at any time (i) officers and directors are generally prohibited from transacting in the Company’s securities under general Company policies (i.e. “blackout periods”), or (ii) when the Attorney is in possession of material nonpublic information relating to the Company, unless the private purchaser is provided with all of the material nonpublic information after executing a confidentiality agreement acceptable to the Company’s General Counsel. The Attorney will not engage any Broker-Dealer that is an Affiliate of the Company, any of the Stockholders or any member of any Stockholder’s immediate family.

(e)     The Attorney shall have no liability to the Stockholders for his or her actions in connection with the sale of the Agreement Shares except in the event and to the extent (i) he or she causes any of the Agreement Shares to be sold below 130% of a Stockholder’s ACB without such Stockholder’s consent, (ii) liability arises from statements made by him or her in connection with the sale of Agreement Shares which violate applicable securities laws, or (iii) he or she engages in self-dealing, fraud or willful misconduct in connection with the sale of Agreement Shares.

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(f)      Subject to the terms hereof, and save and except for voting rights, each Stockholder will have all the rights of a stockholder with respect to the Agreement Shares while they are subject to this Agreement, including without limitation the right receive any further dividends declared thereon. If, from time to time during the Term there is (i) any stock dividend, stock split or other change in the Agreement Shares, or (ii) any merger or sale of all or substantially all of the Company’s assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Stockholder is entitled by reason of his, her, or its ownership of the Agreement Shares shall be subject to this Agreement.

6.	End of Term Adjustments.

Any Agreement Shares remaining unsold pursuant to the terms of this Agreement on the Termination Date shall be converted into and exchanged for that number of shares of the Company’s common stock determined by the following formula: (the number of Agreement Shares upon payment of the Stock Dividend X 2.5) ¸ the highest VWAP (as that term is hereinafter defined) of the Company’s common stock during the period commencing on the six (6) month anniversary of the Effective Date and ending on the Termination Date. As used in this Agreement, “VWAP” means, for any date, the daily volume weighted average price for such date (or the nearest preceding date) of the Company’s common stock on the trading market where such securities are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9 a.m. New York City time to 4:02 p.m. New York City time). For purposes of clarification, the transaction described above in this Section 6 is a stock-for-stock conversion requiring no cash or other consideration being delivered from, and no purchase by, any Stockholder in connection therewith.

7.                SEC Compliance.

The Stockholders acknowledge that through the execution of this Agreement they may be deemed collectively to constitute a “group” with respect to the securities of the Company for purposes of federal securities regulations. For this and other reasons, the Stockholders will be required to file certain reports with the SEC to disclose (i) their beneficial ownership of the Company’s common stock, (ii) the execution and delivery of this Agreement, and (iii) subsequent transactions pursuant to this Agreement. Each Stockholder agrees to file such reports as the Company General Counsel advises are required from time to time. The Company and its General Counsel will assist in the preparation and filing of such reports on behalf of the Stockholders. Each of the Stockholders will execute and deliver to, or at the direction of the Company’s General Counsel, the SEC Power of Attorney annexed to this Agreement as Exhibit “C”, granting the Attorney authority to execute and file such reports. This power of attorney is for purposes of compliance with this Agreement and for administrative convenience, and no reports will be filed without the consent of the Stockholders whose signatures will appear on such filings. The Company will pay the reasonable legal fees and expenses of the Stockholders in connection with the filings contemplated by this Section 7, as well as the filing fees, if any.

8.                Indemnification.

(a)     The Company agrees to indemnify, defend and hold harmless each Stockholder and each Stockholder’s Affiliates (as that terms is defined in Rule 144 under the Securities Act of 1933), and their respective directors, officers, employees, stockholders, members successors and assigns (the “Indemnified Parties” and each an “Indemnified Party”) from and against all liabilities, expenses and/or judgments (including reasonable legal, accounting and other professional fees and expenses) (collectively, “Damages”) to the extent resulting from (i) any US federal, state or local taxes (including any interest or penalties with respect to such taxes) imposed upon a Stockholder due to the Stockholder’s taxable gain or income arising from the sale of the Agreement Shares pursuant to this Agreement, (ii) any claim that the sale of the Agreement Shares or the other transactions contemplated by this Agreement violates any US law or regulation, any contract by which the Company is bound or any rule of any exchange or quotation system on which the Company’s stock is listed for trading, to the extent (A) such Damages exceed the amounts distributed to the Stockholder pursuant to Subsection 4(a)(ii) and (B) such Damages do not arise from the illegal actions, gross negligence or willful misconduct of the Indemnified Party seeking indemnity or any of the Indemnified Parties associated with the same Stockholder as the Indemnified Party seeking indemnity. If any claim for indemnification under this Section 8 relates to a third party claim,, the Company may participate in the defense of such third-party claim and it may elect to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Person. Neither the Company nor he Indemnified Party shall settle any claim without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

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The Stockholders have been advised to review with their own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. .

9.                General Provisions.

(a)     Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and all of the Stockholders.

(b)    Reliance on Counsel and Advisors. The Stockholders acknowledge that Eckert Seamans Cherin & Mellott, LLC and the Company’s General Counsel are representing only the Company in connection with this Agreement. The Stockholders severally acknowledge that they have had the opportunity to review this Agreement, including all Exhibits annexed hereto, and the transactions contemplated by this Agreement, with their own legal counsel, tax advisors and other advisors. Each Stockholder is relying solely on his, her, or its own legal counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to the transactions contemplated by this Agreement.

(c)     Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

(d)    Assignment. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Stockholder without the prior written consent of the Company and each of the other Stockholders. Any attempt by a Stockholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(e)     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. No party shall be liable or bound to any other party in any manner with regard to the subject matter hereof by any warranties, representations or covenants except as specifically set forth herein.

(f)   No Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

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(g) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i)  Further Acts. Each party hereto agrees to execute and deliver, by the proper exercise of his, her, or its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

GENEREX BIOTECHNOLOGY CORPORATION

By: ________________________________________

Name: Mark A. Fletcher

Title: Executive Vice President & General Counsel

STOCKHOLDERS:

________________________________________

JOSEPH MOSCATO

________________________________________

LAWRENCE SALVO

________________________________________

STEPHEN L. BERKMAN

BH-SANFORD, LLC

By: ________________________________________

Name: Marissa Leighton

Title: Sole Member

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EXHIBIT “A”

AGREEMENT SHARES AND ACB

	Post-Dividend Agreement Shares	Post-Dividend Adjusted Cost Basis	Combined Tax Rate
Joseph Moscato	2,971,600 Common Shares (95% x 3,128,000) upon conversion of Series I Convertible Preferred Stock	$0.125 Per share
Lawrence Salvo	3,034,300 Common Shares (95% x 3,194,900) upon conversion of Series I Convertible Preferred Stock	$0.125 Per share
BH-Sanford, LLC	22,800,000 Common Shares (95% x 24,000,000) upon conversion of Series H Convertible Preferred Stock	$0.125 Per share	Ordinary income: 45.82% Capital gains: 23.8%
Stephen L. Berkman	4,370,000 Common Shares [95% x 4,600,000) via 230,000 issued and outstanding Common Shares

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EXHIBIT “B”

TRANSFER POWER OF ATTORNEY

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EXHIBIT “C”

SEC POWER OF ATTORNEY

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